Exhibit 99.1

AT THE COMPANY
Forest City Enterprises, Inc.
Jeff Linton, 216.621.6060
jlinton@forestcity.net

Forest City Ratner Companies
Joe DePlasco, 212.981.5125
Joe_deplasco@dkcnews.com

FOR IMMEDIATE RELEASE

Forest City and Greenland Group Sign Memorandum of Understanding
to Form Joint Venture for Atlantic Yards in Brooklyn

Cleveland, Ohio, Brooklyn, New York, and Shanghai, China - October 11, 2013 - Brooklyn-based Forest City Ratner Companies, LLC (“FCRC”), the New York-based subsidiary of Forest City Enterprises, Inc. (NYSE: FCEA and FCEB), and Shanghai-based Greenland Group Co. announced today that their affiliates have signed a non-binding memorandum of understanding for a proposed joint venture to develop Atlantic Yards, a 22-acre residential and commercial real estate project in Brooklyn. The joint venture would cover both phase one and phase two of the project - excluding Barclays Center and the first housing tower, B2 - including infrastructure, a platform and residential units. The agreement is subject to negotiation and necessary regulatory approvals.

Under the proposed joint venture, Greenland Group would acquire 70 percent of the project, co-develop the project with FCRC, and share in the entire project costs going forward at the same percentage interest. FCRC would manage the day-to-day activities on behalf of the joint venture, which would develop the project consistent with the approved master plan.

Bruce C. Ratner, Executive Chairman of FCRC said, “We are delighted to have an opportunity to create a strong development and investment partnership with Greenland Group. We look forward to working together to bring the housing and other amenities of Atlantic Yards to fruition. Most importantly, this partnership would allow us to deliver the 6,400 units of housing, including 2,250 units of affordable housing, to market more expeditiously, which is important for Brooklyn and the entire city.”

Zhang Yuliang, Chairman and President of Greenland Group, said “Greenland is proud of its reputation at home and globally and we look forward to working in Brooklyn with Forest City. Brooklyn has become an international brand because it symbolizes how the old and the new can exist together, creating a dynamic environment for people to live and work. Forest City has played a key role in revitalizing Brooklyn and other communities across the country, and we are very excited by the potential to partner with them and be part of this development.”

Mr. Zhang added, “Atlantic Yards is about more than Brooklyn and New York, as important as this development is for the City. It is about how we build sustainable, well-designed housing to meet the needs of diverse groups of people. If we can do that in New York, we can do that elsewhere. That is at the very foundation of what Greenland Group is about.”

Atlantic Yards would be Greenland Group’s second project in the United States. In July, Greenland Group purchased a 275,450-square-foot site in downtown Los Angeles and plans to build a hotel and residential units. The Shanghai based developer is the number one multiple-function real estate developer in China, with projects in more than 70 cities in 25 provinces in China. Greenland Group is respected in particular for developing well designed, high-rise buildings that are part of large urban complexes built around transit and high-speed rail. Four of their buildings are among the ten tallest buildings in the world.

In 2012, Greenland Group ranked 359th among Fortune Magazine’s list of the Top 500 global enterprises, 73rd among Top 500 Chinese companies, and number one among Chinese real estate enterprises. It achieved revenues of $36.6 billion and a total profit of approximately $2 billion in 2012.

New York City Mayor Michael R. Bloomberg said, “This investment would allow us to move forward with one of the most ambitious affordable housing programs in our City’s history. I am thrilled that this global company sees in New York an opportunity to invest and contribute to the future of our City, an investment that would create housing for thousands of people of diverse backgrounds and means.”

David LaRue, President and CEO of Forest City Enterprises, Inc., the parent company of FCRC, said, “We join our New York team in welcoming Greenland Group, and we applaud their interest in working with us on this project. New York has long attracted business from around the globe, but we are particularly proud that Greenland has decided to pursue a partnership with us in Brooklyn in a project that includes a significant component of affordable housing.”

MaryAnne Gilmartin, President and CEO of FCRC, said, “Brooklyn is internationally recognized for its creativity in all areas including innovative businesses, the arts and sports. Greenland Group has shown a remarkable vision by understanding the need to maintain a wide diversity of people in the borough, something that is possible only through affordable, mixed-use housing. We are thrilled to move to the next step in creating a partnership with them as we set out to complete Atlantic Yards. They have shown repeatedly that they are innovative, design focused and understand infrastructure and vertical construction, values that we share at Forest City.”

I Fei Chang, President and CEO of Greenland US, said, “It is always the Greenland Group’s vision to ‘create a better life’ by building quality projects, undertaking social responsibility, and fostering economic growth in local communities. It would be a privilege for Greenland US to join this regional development project which will have such a positive impact on the economy and the ‘brand’ of Brooklyn. Greenland US continues to look for strategic partners and investments in key US markets.”

About Greenland Group
Established in 1992, the Shanghai-based Greenland Group has formed a diversified industrial structure with a focus on energy, finance, and real estate. Greenland Group is involved in construction projects in more than 70 cities and provinces in China as well as in Korea, Australia and the United States, among others.

About Forest City
Forest City Enterprises, Inc. is an NYSE-listed national real estate company with $10.7 billion in total assets. The Company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States.  For more information, visit www.forestcity.net.

Safe Harbor Language
Statements made in this news release that state Forest City’s or its management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The company's actual results could differ materially from those expressed or implied in such forward-looking statements due to various risks, uncertainties and other factors. Risks and factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact of current lending and capital market conditions on its liquidity, ability to finance or refinance projects and repay its debt, the impact of the current economic environment on its ownership, development and management of its commercial real estate portfolio, general real estate investment and development risks, using and investing in modular construction as a new construction methodology, vacancies in its properties, further downturns in the housing market, competition, illiquidity of real estate investments, bankruptcy or defaults of tenants, anchor store consolidations or closings, international activities, the impact of terrorist acts, risks of owning and operating an arena, risks associated with an investment in a professional sports team, its substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by its credit facility and senior debt, exposure to hedging agreements, the level and volatility of interest rates, the continued availability of tax-exempt government financing, the impact of credit rating downgrades, effects of uninsured or underinsured losses, effects of a downgrade or failure of its insurance carriers, environmental liabilities, conflicts of interest, risks associated with the sale of tax credits, risks associated with developing and managing properties in partnership with others, the ability to maintain effective internal controls, compliance with governmental regulations, increased legislative and regulatory scrutiny of the financial services industry, changes in federal, state or local tax laws, volatility in the market price of its publicly traded securities, inflation risks, litigation risks, cybersecurity risks and cyber incidents, as well as other risks listed from time to time in the company's SEC filings, including but not limited to, the company's annual and quarterly reports.